Exhibit 10.12

Indemnification Agreement

This Indemnification Agreement (this “Agreement”) is entered into as of January 29, 2026, by and between Demetrios Mallios and The Aeon Group, Inc. (together, the “Indemnitors”) and Aeon Acquisition I Corp., a Cayman Islands exempted company (“Company”), for the benefit of the Company and its shareholders.

Whereas, the Company received a demand letter from a certain investment bank (the “Investment Bank”) asserting entitlement to certain fees and relief under an engagement letter and related amendment, and referencing potential claims with respect to the Company and its affiliates (the “Investment Bank Matter”);

Whereas, the Indemnitors include the Chairman and Chief Executive Officer of the Company and his affiliate, The Aeon Group, Inc. both of whom desire to jointly and severally indemnify the Company and its shareholders against any liabilities arising out of or relating to the Investment Bank Matter;

Now, therefore, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Indemnification

1.1. Indemnification Obligation. The Indemnitors hereby jointly and severally agree to indemnify, defend, and hold harmless the Company (including, but not limited to, the trust account of the Company), its shareholders and each of their respective successors and assigns (the “Indemnified Parties”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, judgments, settlements, costs, and expenses of any kind whatsoever (including, without limitation, all reasonable attorneys’ fees, experts’ fees, investigation costs, and other expenses incurred in connection with defending, investigating, settling, or otherwise responding to any claim pursuant to the Indemnification Procedure section in this Agreement) (“Losses”), whether direct or indirect, joint or several, absolute or contingent, arising out of, relating to, or resulting from the Investment Bank Matter, including, without limitation, any demands, claims, arbitration, litigation, or other proceedings brought or threatened by the Investment Bank or any related party based on the engagement letter, amendment, or related transactions.

1.2. Indemnification Procedure.

a. Notice. With respect to any matter for which indemnification is claimed, the Indemnified Parties shall notify the Indemnitors promptly after becoming aware of such matter. A failure or delay to promptly notify the Indemnitors will only relieve the Indemnitors of their obligation to the extent, if at all, that the Indemnitors are prejudiced by reason of such failure or delay.

b. Defense of Claim. Promptly after receipt of any notice pursuant to this Indemnification Procedure section the Indemnitors shall defend, contest, settle, compromise or otherwise protect the Indemnified Parties against any such Losses at Indemnitors’ own cost and expense. Each Indemnified Party will have the right, but not the obligation, to participate, at its own cost and expense, in the defense by counsel of its own choosing; provided, however, that the Indemnitors will be entitled to control the defense unless the Indemnified Party or Parties has or have relieved the Indemnitors in writing from liability with respect to the particular matter. The Indemnified Parties shall reasonably cooperate with the Indemnitors’ requests concerning the defense and contest of any Losses.

c. Failure to Defend. If the Indemnitors do not timely defend, contest or otherwise protect against any Losses after receipt of the required notice, the Indemnified Party or Parties shall have the right, but not the obligation, to defend, contest or otherwise protect against the same, make any compromise or settlement thereof, and recover the entire cost thereof from the Indemnitors, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and or Losses.

d. Fees and Costs of Defense. Indemnitors shall pay, as they become due, all costs and expenses of the defense and contest, including all attorneys’ fees, experts’ fees, accountants’ fees and the cost of any bond required by law to be posted in connection with the defense or contest except if the Indemnified Party or Parties have relieved Indemnitors from liability with respect to the matter, the Indemnified Party or Parties have exercised their right to participate at their own cost and expense and as otherwise stated in this Agreement.

e. Conclusion of Matter. If Indemnitors elect to defend or contest any Losses, demand, assertion, or claim, Indemnitors shall not be obligated to make any payments to the Indemnified Parties with respect to the matter until the legal remedies available to Indemnitors or the Indemnified Parties, as the case may be, with respect to the matter shall have been exhausted (including appeals).

f. Counterclaims and More. If requested by Indemnitors, the Indemnified Parties shall cooperate with Indemnitors in defending and or contesting any matter that Indemnitors elect to defend and or contest and or, if appropriate, in the making of any counterclaim, crossclaim, third-party-complaint or other affirmative claim. Indemnitors shall reimburse the Indemnified Parties for any reasonable expenses reasonably incurred by the Indemnified Parties in cooperating with Indemnitors. If any counterclaim, crossclaim, third-party-complaint or other affirmative claim results in the receipt by Indemnitors and or the Indemnified Party or Parties of amounts in excess of the amount that is subject to the Losses, demand, assertion, or claim, the excess shall first be applied to the payment of the reasonable costs and expenses of the Indemnified Parties, then Indemnitors, incurred in connection with the defense, contest, counterclaim, crossclaim, third-party-complaint and or other affirmative claims, and the balance shall be retained by Indemnitors.

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1.3. Scope. This indemnification is intended to be broad and shall apply to any Losses arising at any time, regardless of whether the underlying events occurred before or after the execution of this Agreement. The indemnification obligations set forth herein shall survive any termination of either Indemnitor’s relationship with the Company, the completion of any related transaction, and the termination or expiration of this Agreement.

1.4 No Limitation. The rights of the Indemnified Parties under this Agreement shall be in addition to any other rights to indemnification or contribution that such parties may have by law, contract, or otherwise, and nothing herein shall be deemed to limit or restrict any such rights.

2. Miscellaneous

2.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

2.2. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written.

2.3. Amendments. This Agreement may not be amended except in writing signed by all parties.

2.4. Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, except that the benefit of indemnification may be assigned to the shareholders of the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Aeon Acquisition I Corp.

By:	/s/ Demetrios Mallios
Name:	Demetrios Mallios
Title:	Chief Executive Officer

The Aeon Group, Inc.

By:	/s/ Demetrios Mallios
Name:	Demetrios Mallios
Title:	Authorized Signatory

/s/ Demetrios Mallios
Demetrios Mallios

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